                                                                                                                                         Raymond Chabot Grant Thornton

Raymond Chabot Grant Thornton, LLP
Chartered Accountants

United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington D.C. 20549

January 11, 2005

Ladies and Gentlemen:

We were previously the principal accountants for Planet411.com Inc. and did report on the fiscal years ended June 30, 2002 and 2001, and we reviewed the Company’s financial statements through the interim period ended March 31, 2003. On May 21, 2003, we resigned as their principal accountants.

We have read the statements made by Planet411.com Inc. included under Item 4.01 of its Form 8-K Current Report dated January 11, 2005 and we agree with such statements, except for the fact that our reports of independent auditors were modified for uncertainty as to going concern.

Very truly yours,

/s/ Raymond Chabot Grant Thorton, LLP
Raymond Chabot Grant Thorton
General Partnership
Chartered Accountants

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